Exhibt 14.1

Dynegy Inc.

Code of Ethics for Senior Financial Professionals

This Code of Ethics for Senior Financial Professionals (this “Code of Ethics”) contains the policies that relate to the legal and ethical standards of conduct with which Dynegy Inc.’s chief executive officer, chief financial officer, controller and other persons performing similar functions who have been identified by the chief financial officer (collectively, the “Senior Financial Professionals”) are expected to comply while carrying out their duties and responsibilities on behalf of the company. This Code of Ethics supplements the Dynegy Inc. Code of Business Conduct and Ethics. Each Senior Financial Professional is expected to:

•	act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

•	produce full, fair, accurate, objective, relevant, timely and understandable disclosure in reports and documents that Dynegy or its subsidiaries file with, or submit to, the Securities and Exchange Commission and other regulators and in other public communications made by Dynegy and its subsidiaries;

•	promptly bring to the attention of the company’s Disclosure Committee any material information that affects the disclosures made by Dynegy in its public filings and assist the company’s Disclosure Committee in fulfilling its responsibilities as specified in the company’s Disclosure Controls and Procedures Policy, as it may be amended from time to time;

•	comply with laws and regulations which prohibit insider trading of securities and any other applicable laws, rules and regulations of federal, state and local governments and public and private regulatory bodies and agencies;

•	act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated;

•	respect the confidentiality of information acquired in the course of his or her work, except when authorized or otherwise legally obligated to disclose such information;

•	not use for personal gain or advantage any confidential information acquired in the course of his or her work on behalf of the company;

•	maintain skills important and relevant to the discharge of his or her responsibilities;

•	proactively promote ethical behavior as a responsible partner among peers and subordinates in his or her work environment;

•	act to ensure responsible use of and control over all assets and resources employed or entrusted to him or her;

•	report any violations of this Code of Ethics, including any actual or potential conflicts of interest, to, as appropriate, the Board of Directors, the Audit and Compliance Committee, the company’s Ethics and Compliance Office or any of the other parties or channels listed in the Dynegy Inc. Code of Business Conduct and Ethics; and

•	acknowledge that violations of this Code of Ethics may subject him or her to disciplinary action, up to and including termination of employment, at the discretion of management, the Board of Directors or the Audit and Compliance Committee.

Additionally, Senior Financial Professionals are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead independent public auditors for the purpose of rendering the financial statements of Dynegy or its subsidiaries misleading.

It is Dynegy’s intention that this Code of Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

Dynegy Inc.

Code of Ethics for Senior Financial Professionals

Acknowledgement and Agreement

I,                             , hereby acknowledge that I have received the Dynegy Inc. Code of Ethics for Senior Financial Professionals, that I have read and understand the Dynegy Inc. Code of Ethics for Senior Financial Professionals, and that I further understand that as an employee of Dynegy Inc. or any of its subsidiaries, I am expected to comply fully with the policies, practices and standards contained therein.

I understand that my agreement to comply with this Code of Ethics does not constitute a contract of employment.

Signature	Date